UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2014

PHYSICIANS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-36007 (Commission File Number)	46-2519850 (I.R.S. Employer Identification No.)

735 N. Water Street, Suite 1000 Milwaukee, Wisconsin (Address of principal executive offices)	53202 (Zip Code)

Registrant’s telephone number, including area code: (414) 978-6494

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

Effective September 18, 2014, the Credit Agreement, dated as of August 29, 2013 (as amended, restated, increased, extended, supplemented or otherwise modified from time to time, the “Prior Credit Agreement”), among Physicians Realty L.P. (the “Operating Partnership”), as borrower, Physicians Realty Trust (the “Company”), certain subsidiaries and other affiliates of the Operating Partnership, as guarantors, Regions Bank, as administrative agent, Regions Capital Markets, as sole lead arranger and sole book runner, and the lenders party thereto, and all commitments provided thereunder, were terminated. All amounts due and outstanding under the Prior Credit Agreement were repaid on or prior to such date.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 18, 2014, the Operating Partnership, as borrower, and the Company and certain subsidiaries and other affiliates of the Company, as guarantors, entered into a Credit Agreement (the “Credit Agreement”) with KeyBank National Association as administrative agent, KeyBanc Capital Markets Inc., Regions Capital Markets and BMO Capital Markets, as joint lead arrangers and joint bookrunners, Regions Capital Markets and BMO Capital Markets, as co-syndication agents, and the lenders party thereto in connection with an unsecured revolving credit facility in the maximum principal amount of $400 million. The Credit Agreement includes a swingline loan commitment for up to 10% of the maximum principal amount and provides an accordion feature allowing the Company to increase borrowing capacity by up to an additional $350 million, subject to customary terms and conditions, resulting in a maximum borrowing capacity of $750 million. The Credit Agreement replaces the Company’s existing senior secured revolving credit facility in the maximum principal amount of $200 million under the Prior Credit Agreement.

The Credit Agreement has a maturity date of September 18, 2018 and includes a one year extension option. Borrowings under the Credit Agreement bear interest on the outstanding principal amount at a rate equal to LIBOR plus 1.50% to 2.20%.  In addition, the Credit Agreement includes an unused fee equal to 0.15% or 0.25% per annum, which is determined by usage under the Credit Agreement.

The Credit Agreement contains financial covenants that, among other things, require compliance with leverage and coverage ratios and maintenance of minimum tangible net worth, as well as covenants that may limit the Company’s and the Operating Partnership’s ability to incur additional debt or make distributions. The Company may, at any time, voluntarily prepay any loan under the Credit Agreement in whole or in part without premium or penalty.

The Credit Agreement includes customary representations and warranties by the Operating Partnership, the Company and each other guarantor and imposes customary covenants on the Operating Partnership, the Company and each other guarantor. The Credit Agreement also contains customary events of default, and if an event of default occurs and continues, the Operating Partnership is subject to certain actions by the administrative agent, including without limitation, the acceleration of repayment of all amounts outstanding under the Credit Agreement.

Certain of the parties to the Credit Agreement and/or their affiliates have provided and in the future may provide investment banking, commercial banking and/or advisory services to the Company for which they have in the past received, and may in the future receive, customary fees and expenses.

The representations, warranties and covenants contained in the Credit Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk among the parties thereto. Accordingly, the representations and warranties in the Credit Agreement are not necessarily characterizations of the actual state of facts of the Company and its subsidiaries at the time they were made or otherwise should be read only in conjunction with the other information that the Company makes publicly available in reports, statements and other documents filed with the Securities and Exchange Commission. Investors are not third-party beneficiaries of, and should not rely upon, such representations, warranties and covenants.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.  A copy of the Company’s press release announcing the closing of the unsecured revolving credit facility is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits

10.1                        Credit Agreement, dated September 18, 2014, among Physicians Realty L.P., Physicians Realty Trust and certain subsidiaries and other affiliates party thereto, KeyBank National Association,

KeyBanc Capital Markets Inc., Regions Capital Markets and BMO Capital Markets, and the lenders party thereto

99.1                        Press Release, dated September 18, 2014, issued by Physicians Realty Trust

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2014	PHYSICIANS REALTY TRUST

	By:	/s/ John T. Thomas
John T. Thomas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Credit Agreement, dated September 18, 2014, among Physicians Realty L.P., Physicians Realty Trust and certain subsidiaries and other affiliates party thereto, KeyBank National Association, KeyBanc Capital Markets Inc., Regions Capital Markets, BMO Capital Markets, and the lenders party thereto

99.1	Press Release, dated September 18, 2014, issued by Physicians Realty Trust